Exhibit 99.1

Xerium Technologies, Inc. Announces Closing of its Previously Announced Refinancing Transaction

RALEIGH, N.C., May 26, 2011

Xerium Technologies, Inc. (NYSE:XRM) today announced that it closed its previously announced refinancing transaction, which included a private placement of $240 million of its 8.875% senior unsecured notes due 2018 (the “Notes”) and a new approximately $278 million multi-currency senior secured credit facility (the “New Credit Facility”), comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Xerium raised approximately $488 million in gross proceeds from the offering of the Notes and the New Credit Facility, and these proceeds, along with cash on hand, were used to refinance all of Xerium’s outstanding indebtedness under its existing credit facilities and pay related transaction fees and expenses. The goal of the refinancing was to extend the maturity of, and fix the interest rate on, a portion of Xerium’s debt, while providing increased flexibility.

The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sales of such securities in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

Forward-Looking Statements, Estimates and Disclosure Statement

Various statements herein about Xerium’s future expectations, plans and prospects are forward-looking statements which reflect Xerium’s current views with respect to future events and financial performance. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for the purposes of the federal securities laws or otherwise. Actual results may differ materially from these forward-looking statements and estimates as a result of various important factors, including, without limitation, the factors discussed in Xerium’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings, all of which are on file with the SEC. Any forward-looking statements are as of the date hereof, and Xerium has no duty to update them if its view later change, except as may be required by law.

SOURCE: Xerium Technologies, Inc.

Xerium Technologies, Inc.

Cliff Pietrafitta, 919-526-1403

Chief Financial Officer